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                   FIRST AMENDMENT TO FINANCE AGREEMENT
                           AND LIMITED WAIVER


      FIRST AMENDMENT TO FINANCE AGREEMENT AND LIMITED WAIVER (this "Amendment") dated as of December 31, 1994, made by and among (i) EMPRESA MINERA INTI RAYMI S.A., a SOCIEDAD ANONIMA organized under the law of Bolivia (the "Company"), and (ii) OVERSEAS PRIVATE INVESTMENT CORPORATION, an agency of the United State of America ("OPIC").

                              WITNESSETH:

      WHEREAS, the Company and OPIC are party to a Finance Agreement dated as of September 14, 1992 (the "Finance Agreement");

      WHEREAS, the Company has requested, and OPIC is willing, to amend certain provisions of the Finance Agreement and to waive certain other provisions, all in accordance with Section 9.06 of the Finance Agreement and as more fully set forth herein;

      WHEREAS, all capitalized terms used herein and not otherwise defined shall have their respective meanings set forth in the Finance Agreement.

           NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                               ARTICLE I

                    AMENDMENTS TO FINANCE AGREEMENT

      SECTION 1.01. DEFINITION OF OPERATING CURRENT RATIO. The definition of "Operating Current Ratio" set forth in Section 1.01 of the Finance Agreement is hereby amended and restated in its entirety as follows:

            "`OPERATING CURRENT RATIO' means the number obtained
   by dividing Current Assets  by  Current   Liabilities."

      SECTION 1.02. DEFINITION OF SENIOR DEBT SERVICE COVERAGE RATIO. The definition of "Senior Debt Service Coverage Ratio" set forth in
Section 1.01 of the Finance Agreement is hereby amended and restated in its entirety as follows:

           "`Senior Debt Service Coverage Ratio' means, for any date of determination, the number obtained by dividing (i) the sum, for the immediately preceding four fiscal quarters, of the Company's Net Income, plus interest expenses on all Indebtedness of the Company, plus non-cash depreciation and amortization charges and other non-cash charges, less non-cash credits, by (ii) the



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           sum of Senior Debt Service due on the immediately succeeding four
           Interest Payment Dates, calculated at the interest rates applicable to the Interest Payment Date next following such date of determination."

      SECTION 1.03. MANDATORY PREPAYMENT. Section 2.07(ii) of the Finance Agreement is hereby amended and restated in its entirety as follows:

            "(ii)   If, at any time after the Project Completion Date,
any Reserve Certification delivered to OPIC indicates that the date on which Minable Proven and Probable Ore Reserves will have been depleted (the "Depletion Date") will occur prior to the third anniversary of the Maturity Date, then, not later than the immediately following
Principal Payment Date, the Company shall prepay the OPIC Debt in such amount as, upon its application to the outstanding principal installments of the OPIC Debt in inverse order of their respective maturities, will cause the Maturity Date to occur at least three years prior to the Depletion Date. Prior to such prepayment, and until such time as a revised Reserve Certification is delivered to OPIC showing that (based on the most recent Forecast and the then-outstanding amount of the OPIC Debt) the Depletion Date will not occur prior to the third anniversary of the Maturity Date, no payment of dividends or payment with respect to Sponsor Subordinated Loans shall be made to any Sponsor.

       SECTION 1.04. RESERVE CERTIFICATION. Section 6.06(d) of the Finance Agreement is hereby amended by deleting from the second line thereof the words "fiscal year" and replacing them with the words "calendar year".

       SECTION 1.05. UPDATED SCHEDULE TO CONTRACT OF CONSTITUTION OF GUARANTEES. Section 6.06(f) of the Finance Agreement is hereby amended by deleting from the first line thereof the words "60 days" and replacing them with the words "120 days".

       SECTION 1.06. OPERATING CURRENT RATIO COVENANT. Section 7.05(2) of the Finance Agreement is hereby amended and restated in its entirety as follows:

          "2) the Operating Current Ratio would not be less then 1.2 to 1.0;"

      SECTION 1.07. CAPITAL EXPENDITURES COVENANT. Section 7.07 of the Finance Agreement is hereby amended and restated in its entirety as follows:

            "SECTION 7.07. CAPITAL EXPENDITURES. After December 31, 1994, the Company shall not purchase or otherwise make any expenditures for assets other than Current Assets in an amount during any fiscal year in excess of $8,000,000 without OPIC's prior written approval which shall not be unreasonably withheld. A request by the Company for approval of the purchase of capital expenditures in excess of $8,000,000 in any fiscal year shall be accompanied by a detailed list and explanation of the proposed expenditures."


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                                 ARTICLE II

                               LIMITED WAIVERS

       SECTION  2.01. WAIVER OF MANDATORY  PREPAYMENT REQUIREMENT.
(a) The Company has requested that OPIC waive the prepayment requirement set forth in Section 2.07(ii) of the Finance Agreement, as amended hereby, such waiver to be effective during the period (the "Waiver Period") from October 31, 1994 to the earlier of (i) the date on which the Company provides to OPIC a revised Reserve Certification showing that, based on the most recent Forecast and the then-outstanding amount of the OPIC Debt, the Depletion Date (as defined in Section 1.03 hereof) will not occur prior to the third anniversary of the Maturity Date (a "Favorable Reserve Certification") or (ii) June 1, 1996.

      (b)  OPIC hereby waives (i) noncompliance by the Company with
Section 2.07(ii) of the Finance Agreement, as amended hereby, and (ii) solely for the Waiver Period, any Event of Default that would otherwise result from such noncompliance.


                                ARTICLE III

                         COVENANTS AND AGREEMENTS

      SECTION 3.01. REINSTATEMENT OF MANDATORY PREPAYMENT REQUIREMENT.
If by June 1, 1996, the Company has not provided to OPIC a Favorable
Reserve Certification, then, on the next succeeding Principal Payment
Date, the Company shall prepay the OPIC Debt in an amount (the
"Required Prepayment Amount") equal to the sum of (i) the aggregate amount that, but for the waiver provided in Section 2.01 hereof, would have been due to OPIC during the Waiver Period, plus (ii) any amounts then due to OPIC in accordance with Section 2.07 of the Finance Agreement, as amended, less (iii) any amounts paid by BMG, Kori Kollo or Zeland pursuant to the Letter Agreement among OPIC, BMG, Kori Kollo and Zeland dated the date hereof and issued with reference hereto.


                                ARTICLE V

                              MISCELLANEOUS

      SECTION 4.01. NO OTHER MODIFICATION. Except as expressly provided herein, the Finance Agreement shall be unchanged and shall remain in full force and effect. The Company hereby reaffirms all of its representations, warranties and covenants contained in the Finance Agreement, as amended, and all of its obligations thereunder.


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      SECTION 4.02. NO IMPLICIT WAIVER. The waivers set forth in this
Amendment shall not be deemed a waiver by OPIC of any other provision of the Finance Agreement, and no course of dealing and no failure or delay by OPIC in exercising any right, power or remedy under the Finance Agreement shall operate as a waiver thereof or otherwise prejudice OPIC's rights, powers or remedies.

      SECTION 4.03. GOVERNING LAW. This Amendment shall be construed and enforced in accordance with the laws of the State of New York of the United States of America without regard to its conflict of laws provisions.

      SECTION 4.04. ENTIRE AGREEMENT. This Amendment embodies the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, understandings and agreements among them with respect thereto.

      SECTION 4.05. BINDING ON SUCCESSORS. This Amendment shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed and delivered on its behalf by its duly authorized representative on the date first above written.


EMPRESA MINERA INTI RAYMI S.A.


By:  /s/ Alvaro Ugalde
     --------------------------
     Alvaro Ugalde
Its: General Manager
     --------------------------


OVERSEAS PRIVATE INVESTMENT CORPORATION


By:  /s/ Robert O. Dragon
     --------------------------
     Robert O. Dragon
Its: Vice President for Finance
     --------------------------

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